UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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CASCADE BANCORP

(Name of Registrant as Specified In Its Charter)

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1100 N.W. Wall Street
Bend, Oregon 97701

March 16, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) to be held on Monday, April 25, 2005 at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and Officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company’s independent auditors, will be present to respond to shareholder questions.

Enclosed are the Company’s Annual Report and Form10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

Gregory D. Newton
Secretary

CASCADE BANCORP
1100 NW Wall Street
Bend, Oregon 97701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held at Bend Golf and Country Club
On April 25, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) will be held on:

Monday, April 25, 2005 5:30 p.m., Local Time Bend Golf and Country Club 61045 Country Club Drive, Bend, Oregon.

A Proxy and Proxy Statement for the Meeting are enclosed herewith.

The Meeting is for the purpose of considering and acting upon:

Item 1.	The election of three continuing directors of the Company;

Item 2.	The approval to amend the Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 20,000,000 to 35,000,000; and

Item 3.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Only shareholders of record at the close of business on February 25, 2005 are entitled to notice of, and to vote at, the Meeting or any adjournment or adjournments thereof.

We urge you to vote your proxy at your earliest convenience via the Internet at proxyvote.com, by telephone or by mail using the enclosed postage-paid reply envelope.

By Order of the Board of Directors

Gregory D. Newton
SECRETARY

Bend, Oregon
March 16, 2005

STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative shareholder return on the Company’s common stock during the five years ended December 31, 2004 with: (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (ii) the SNL NASDAQ Bank Index. This comparison assumes $100.00 was invested on December 31, 1999, in the Company’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Cascade Bancorp	$100.00	$111.04	$163.07	$213.45	$303.15	$403.72
NASDAQ — Total US	100.00	60.82	48.16	33.11	49.93	54.49
SNL NASDAQ Bank Index	100.00	115.45	125.66	129.25	166.83	191.21
NW Peer Banks**	100.00	109.63	126.37	141.74	209.83	247.29

**	NW Peer Banks consists of publicly traded commercial banks, excluding Cascade Bancorp, headquartered in Oregon and Washington with total assets between $700 million and $3 billion.

PROXY STATEMENT
OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 25, 2005

This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about March 16, 2005, for use in connection with the solicitation of proxies by the Board of Directors (the Board) of Cascade Bancorp (the “Company”), a financial holding company, to be used at the 2005 Annual Meeting of Shareholders of the Company (hereinafter called the “Meeting”) which will be held on Monday, April 25, 2005, at 5:30 p.m., Local Time, at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon 97702, or at any adjournment or adjournments thereof.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them at any time prior to exercise. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. A proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. Proxies solicited by the Board of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below and, with respect to other proposals, as recommended by the Board of Directors. The mere presence of a shareholder at the meeting will not revoke a proxy. The presence, in person or by proxy, of a simple majority of the total number of shares of Common Stock outstanding will be necessary to constitute a quorum at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shareholders of record as of the close of business on February 25, 2005 are entitled to one vote for each share held. As of February 25, 2005, the Company had 16,825,928 shares of Common Stock issued and outstanding. The Company did not have any other class of equity securities outstanding on the record date. A simple majority of the total shares voted in person or by proxy is required to elect directors and ratify or approve any other items being voted on, provided that a quorum of the shares is represented.

Persons and groups who beneficially own in excess of 5 percent of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended, with the Company and the Federal Deposit Insurance Corporation. Based on such reports, management knows of no person who owned more than 5 percent of the outstanding shares of Common Stock as of February 25, 2005.

The following table sets forth, as of February 25, 2005, certain information as to the shares of Common Stock beneficially owned by all executive officers and directors as a group.

	Beneficial Ownership(1)	% of Shares Outstanding
All Executive Officers and Directors as a Group (14 persons)	1,037,804(2)	6.17%

(1)

Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals’ spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.

(2)

Includes 472,181 shares of common stock subject to outstanding stock options, which are exercisable within 60 days of February 25, 2005. Such options were granted under the Company’s 1994 Incentive Stock Option Plan and the 2002 Equity Incentive Plan. See “Benefits — Stock Option Plans.” Also includes 24,083 shares held in the Company’s 401(k) Profit Sharing Plan. See “Benefits — 401(k) Profit Sharing Plan.”

ITEM 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven directors, who are divided into three classes. Through its nominating committee, the Board has nominated each of the following persons for election as directors to serve through the date of the Annual Meeting of Shareholders (the Meeting) in the year indicated.

Gary L. Capps, continuing director, term to expire 2008
James E. Petersen, continuing director, term to expire 2008
Ryan R. Patrick, continuing director, term to expire 2008

It is intended that the proxies solicited by the Board will be voted for the election of the above named nominees for the term specified. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time the Board knows of no reason why the nominee might be unavailable to serve.

The by-laws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Nominating Committee of the Board of Directors as outlined under “shareholder communications with the board of directors”.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE

INFORMATION WITH RESPECT TO NOMINEES AND
DIRECTORS WHOSE TERMS CONTINUE

The following table sets forth the name of the nominees for election as director and those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each current director’s age, the year he or she first became a director, and the number of shares of the Company’s Common Stock beneficially owned as of February 25, 2005.

Director’s Name	Age	Year First Elected Director	Term to Expire	Shares of Common Stock	Stock Options Exercisable	Shares held in 401(k) Plan	Total Shares of Common Stock Owned	Percent of Class
Jerol E. Andres	61	1993	2006	14,575	2,812	—	17,387	0.10%
Henry H. Hewitt	63	2004	2006	2,500	—	—	2,500	0.01%
Gary L. Hoffman	64	1984	2007	107,100	2,812	—	109,912	0.61%
Patricia L. Moss	51	1993	2007	122,897	129,559	12,169	264,625	1.57%
Gary L. Capps	69	1978	2008(1)	72,686	2,812	—	75,498	0.41%
James E. Petersen	64	1986	2008(1)	81,986	2,812	—	84,798	0.50%
Ryan R. Patrick	49	1998	2008(1)	18,924	2,812	—	21,736	0.11%

(1)	Assuming the individual is elected.

The principal occupation of each director of the Company for the last five years is set forth below. Each director resides in the State of Oregon, with the exception of director Hoffman who resides in the State of Washington.

Jerol E. Andres.    Mr. Andres was elected as a director in 1993. Since 1988 Mr. Andres has served as CEO and President of Eagle Crest, Inc., a Central Oregon real estate development and resort. He is also a Director of Central Oregon Independent Health Services Corporation.

Gary L. Capps.    Mr. Capps was elected as a director in 1978. Mr. Capps has served as Chairman of the Board since 1984. Mr. Capps served as Executive Director of the Bend Chamber of Commerce and is currently an owner of Century 21 Gold Country Realty.

Henry H. Hewitt.    Mr. Hewitt was elected as a director in 2004. Mr. Hewitt has been a partner of the Portland, Oregon based law firm of Stoel Rives LLP since 1974 and currently serves as its Chairman. His practice emphasizes general business advice, acquisitions, financings, and strategic planning. During a leave of absence from Stoel Rives in 1999, Mr. Hewitt served as EVP of finance and administration for PacifiCorp. He is a current member of the boards of directors of Hampton Affiliates, Columbia Forest Products, and PPM Energy, Inc. He currently serves as a trustee for Oregon Health and Science University (OHSU) and Willamette University (chairman, 1995–2003).

Gary L. Hoffman, M.D.    Dr. Hoffman was elected as a director in 1984. Dr. Hoffman has served as Vice Chairman of the Board since 2000 and is chairman of the Audit Committee. Dr. Hoffman is a partner in the Bend Surgery Center, principal of Deschutes Medical Products, Inc. He practiced surgery at Bend Memorial Clinic from 1975 to 2000.

Patricia L. Moss.    Ms. Moss was elected as a director in 1993. Ms. Moss currently serves as CEO of the Bank and President & CEO of Bancorp. From 1998 to 2003, Ms. Moss served as President & CEO of the Bank and the Company. From 1987 to 1998 Mrs. Moss previously served as Chief Operating Officer, Chief Financial Officer, and Secretary to the Board of Directors. She joined the Bank at its inception and has over 28 years of banking experience. She is also a director of MDU Resources Group (MDU), North Pacific Group Inc., Aquilla Tax Free Trust of Oregon and Central Oregon Independent Health Services Corporation. In addition, Ms. Moss serves on the advisory council of Oregon Investment Fund.

Ryan R. Patrick, CPA.    Mr. Patrick was elected as a director in 1998. Mr. Patrick is currently a partner in the firm Patrick Casey & Co. LLP. From 1989 to 2000 Mr. Patrick was a partner in the certified public accounting firm Harrigan, Patrick, Price and Co. LLP. His experience includes business and tax consultation services for a wide range of clients including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a director of Cascade Health Care Community, which operates St. Charles Medical Centers in both Bend and Redmond.

James E. Petersen.    Mr. Petersen was elected as a director in 1986. Mr. Petersen also serves as Assistant Secretary. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as general counsel for the Company. He also serves on the board of and is general counsel to Advanced Power Technology Inc. (APT), a public company located in Bend.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITES

Board of Directors Composition and Leadership

The Board currently consists of seven directors. A substantial majority of the Board are independent directors. A director is independent when he or she has no material relationship with the Company, other than as a director. In February 2005, the Board determined that six of the seven members are independent. With the exception of the Chief Executive Officer, all directors are non-management directors. The Board currently plans twelve full Board meetings per year and meets in sessions exclusive of management directors a minimum of twice each year and met in executive session 7 times in 2004. New Directors are expected to acquire a minimum of 1,000 shares in the Company early in their tenure as a director.

Responsibilities of the Board of Directors

Each director has a responsibility to discharge his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. The Board have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board has the authority to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Meeting Responsibilities

Directors are expected to attend the annual meeting of shareholders and scheduled board meetings in person and are expected to review pre-meeting materials and to take an active and effective part in all meetings and deliberations.

During the year, the Company’s Board met eleven times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by committees on which he or she served. All directors attended the Annual Meeting of Shareholders.

DIRECTOR COMPENSATION

In 2004, members of the Board (excluding management directors) received a fee of $2,000 for each monthly Board meeting. The Chairman of the Board received $2,500 for each monthly Board meeting. In addition, Directors receive $50 for attendance at each Director Loan Committee meeting, $500 for Audit Committee and $250 for other committee meetings. Directors may defer all or a portion of their fees into a deferred compensation arrangement whereby the deferred fees earn interest until retirement at a competitive long-term interest rate (6.5% as of 2004). In 2004, the Directors were each granted Non-Qualified Stock Options to purchase 1,250 shares at a strike price of $16.20 which was the market value at date of grant. In addition, and upon retirement, certain tenured directors may receive director fee continuation payments that approximate their current fee for a period of 10 years. This program has been discontinued for future directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has designated the following Committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee, Director Loan Committee, and Trust and Private Financial Services Committee.

The Compensation Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. All directors except Moss currently serve on the Compensation Committee. The Committee provides assistance to the board by discharging its responsibilities relating to the compensation of the Company’s executives and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The committee meets at least annually on an as-needed basis and met 4 times during the 2004 fiscal year.

The Audit Committee consists of three or more directors who are determined to be independent for audit committee purposes as defined by the NASDAQ Listing Standards. The Committee currently consists of Hoffman, Capps and Patrick. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting and reporting practices of the Corporation toward assurance of the quality and integrity of its financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee, review and appraise the audit activities of the Company’s independent accountants and internal auditing function, maintain complete, objective and open communication between the Board of Directors, the independent accountants, financial management, and the internal audit function. The Audit Committee met 7 times during the 2004 fiscal year.

The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. All Directors except Moss currently serve on the Nominating and Corporate Governance Committee. The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board the director nominees for election at the annual meeting of shareholders. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of directors. In addition, the committee examines, evaluates, and monitors the independence of directors for general board positions as well as for specific committee duties; and evaluates specific qualifications for members serving as audit committee financial expert.

The Director’s Loan Committee consists of any two non-management members of the Board. The Chief Executive Officer may be a Committee member when only one non-management member of the board is available. The Senior Officers, and other qualified officers as designated, are part of Loan Committee, which must approve all loans prior to Director’s Loan Committee. Directors and loan committee members must reach a unanimous decision for approval of any specific loan. Director’s Loan committee meetings are scheduled on an as needed basis. There were approximately 40 director loan committee meetings during the 2004 fiscal year.

The Trust & Private Financial Services Committee consists of Petersen, Patrick and Moss. The Committee provides general oversight of the Trust Department of the Bank and its non-bank investment product activities. The Committee approves Trust Department policies, including the acceptance of trust assignments and the types of investments to be made with trust funds. The Trust Committee met 4 times during the 2004 fiscal year.

COMPENSATION COMMITTEE REPORT

This report describes, in general terms, the Company’s compensation philosophy and the process the Committee undertakes and the matters it considers in determining the appropriate compensation strategy for the Company, including for the executive officers who are named in the enclosed Summary Compensation Table (the “Named Executives”).

The Committee believes that attracting and retaining highly qualified executive officers and other personnel through competitive compensation arrangements is a strategic advantage that enhances long-term shareholder value. Compensation programs emphasize rewards for outstanding contributions to the Company’s growth and success, and align incentives with the best interests of the Company’s shareholders.

    Executive Compensation Process

The Compensation Committee periodically engages a qualified independent compensation consultant to assist in its analysis and deliberations with respect to executive compensation programs. The Committee oversees executive compensation programs including salary, incentive, equity grants, salary continuation agreements, health insurance, and 401k savings plans as further described in this document. The consultant facilitates the collection and analysis of data as to competitive executive compensation programs in the financial and banking industry in general, and within a logical peer group specifically. The Committee gives due consideration to the input, data and reports from the compensation consultant. In this context, the Committee determines an appropriate range for base salary, variable pay, equity grants and other competitive executive compensation programs.

    Compensation Philosophy

In keeping with our dedication to deliver the best in banking for the financial well-being of our customers and shareholders, it is critical that we attract and retain highly qualified employees, and motivate them to achieve and sustain high levels of performance that contribute to long-term shareholder value. To this end, the Company will provide compensation and benefit programs that are competitive within relevant markets and promote teamwork, outstanding performance, and corporate pride.

Base Salary — Base salary opportunities should be competitive with relevant high-performing organizations and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations will be made considering incumbent qualifications, experience and performance.

Short-Term Incentives — Consistent with competitive practices, executive officers and other key management and officer positions should have a portion of targeted total compensation at risk, contingent upon meeting predefined corporate, business unit and individual goals. The Company believes it is important that those who are directly involved in contributing to the achievement of our high levels of performance should have a meaningful portion of their total compensation opportunity tied to their individual performance as well as the Company’s results. Special recognition programs which provide for cash and non-cash awards may be offered as valuable incentives in motivating and rewarding employee contribution to our success.

Long-Term Incentives — Executive officers and other key management and officer positions should have a meaningful portion of their competitive total compensation opportunity linked to our ongoing high levels of performance and increasing shareholder value. Certain individuals may also receive stock-based awards, contingent upon their performance and the Company’s results.

Employee Benefits — The Company will assist employees in meeting their retirement income, health care, survivor income, disability income, time-off and other benefits through competitive, cost-effective, Company-sponsored programs. Employee benefit programs are designed to encourage healthy lifestyles and an environment that provides balance between work and family life.

Communications and Training — The Company is committed to sharing information with employees to enable them to fully understand their total compensation package and to providing managers with the tools and training needed to enable them to make sound compensation decisions. Decisions regarding total compensation program design, as well as individual pay decisions, will be made in the context of this Compensation Philosophy and our ability to pay, as defined by our financial success.

COMPENSATION COMMITTEE

Gary L. Capps, Chair
Jerol E. Andres
Henry Hewitt
Gary L. Hoffman, M.D.
Ryan R. Patrick, CPA
James E. Petersen

DESCRIPTION OF COMPENSATION AND BENEFIT PLANS

Bonus Plan.    The Company believes that an incentive bonus based on earnings motivates management/officers to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. The management incentive bonus program is at the discretion of the Board. Specific programs are developed by management, periodically reviewed by professional compensation consulting firm(s) engaged by the compensation committee, and are approved annually by the Board of Directors.

Equity Incentive Plan.    On December 17, 2001, the Board adopted the 2002 Incentive Stock Option Plan (the “2002 Plan”) and the 2002 Plan was approved by shareholders at the Company’s 2002 Annual Shareholders Meeting. On January 20, 2003, the Board approved the First Amendment to the 2002 Plan and such amendments were approved by shareholders at the Company’s 2003 Annual Shareholders Meeting. The amendments to the 2002 Plan added Restricted Stock and changed the name of the plan to the “2002 Equity Incentive Plan” (“Plan”). Prior to this, the Company had in effect an incentive stock option plan since 1994.

The purpose of the Plan is to promote the long-term interest of the Company, its subsidiaries and its shareholders by providing a means whereby key employees and directors of the Company who contribute materially to the success and profitability of the Company may be granted either Restricted Stock or incentive and/or nonqualified stock options to purchase the Common Stock of the Company. The grants recognize and reward outstanding individual performances and contributions and give such persons a proprietary interest in the Company, enhancing and aligning their personal interest in the Company’s continued success and performance. The Plan enables the Company and its subsidiaries to attract and retain key employees and qualified corporate directors. The Board believes that employees and directors who own shares of the Company’s common stock have a closer identification with the Company and greater motivation to work for the Company’s success by reason of their ability as shareholders to participate in the Company’s growth and earnings.

The option strike price of the ISO’s, and the grant price of Restricted Stock is the fair market value at the date of grant. The option strike price of NSO’s is to be at a price not less than 85% of fair market value at the date of grant. All of the Company’s options have historically been granted at 100% of fair market value. All options expire after a period of ten years. Generally, options become exercisable in varying amounts based on years of employee service and/or vesting schedules in the manner and at the time or times specified by the Compensation Committee at the time of grant. Restricted Stock vesting periods are established at the Board’s discretion and may include performance and/or service period parameters. As of December 31, 2004, ISO’s for 957,198 shares were outstanding at option prices ranging from $2.06 to $16.20 per share, and NSO’s for 73,553 shares were outstanding at option prices ranging from $2.93 to $16.20. At that date there were 18,750 shares of restricted stock outstanding that were granted at $16.63 per share. The plan limits total restricted stock grants to 30% of the total number of shares authorized for issuance under the Plan. As of December 31, 2004, 395,778 shares remained available for future equity grants.

401(k) Profit Sharing Plan.    The purpose of the Employees’ 401(k) Profit Sharing Plan (the Plan) is to reward eligible employees for long and loyal service, and to provide incentives to employees that encourage employment retention and participation in the growth and increased profitability of the Company. Employees who are 18 years of age become eligible to participate upon completion of (6) months or 1,000 hours of service. Per IRS guidelines, employees may contribute up to 100% of their salary to the Plan on a pre-tax basis. Annually, a profit sharing amount is established at the discretion of the Board. A portion of this amount is set aside to match employee contributions to the Plan up to 6% of the amount of the employee’s base salary. The balance of the profit sharing amount is distributed at the discretion of management as (1) a discretionary contribution to the Plan and/or (2) as a distribution to eligible employees who may elect to receive cash and/or defer to their 401K retirement account. Employees are 100% vested in their contribution to the Plan and are fully vested in the Company’s contributions under the Plan after five years of service to the Company. Employees are entitled to withdraw funds from the Plan upon retirement, death, disability, termination of employment, or in the case of certain defined instances of hardship. In addition, 401(k) participants are permitted to apply for and, with approval, borrow funds against 50% of the vested balance of their account through a loan program within the 401(k) Profit Sharing Plan.

Other Benefit Plans.    The Bank has deferred compensation plans for the Board and certain key executives and managers, a salary continuation plan, and (beginning in 2004) a supplemental executive retirement (SERP) plan for certain key executives and a fee continuation plan for the Board. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred amounts generally vest as deferred. The deferred compensation plus interest is generally payable upon termination in either a lump-sum or monthly installments.

The salary continuation and SERP plans for certain key executives and the fee continuation plan for the Board provides specified benefits to the participants upon termination or change of control. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination or change of control in either a lump-sum or monthly installments. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. These plans also include death benefit provisions for certain participants. Effective in 2004, the fee continuation plan was discontinued for future members of the Board.

To assist in the funding of these plans, the Bank has purchased bank-owned life insurance policies on the majority of the participants. The cash surrender value of these policies at December 31, 2004 was approximately $14.1 million. Interest is earned on the insurance policies to substantially offset the ongoing annual expense of the salary continuation, SERP, and fee continuation plans.

EXECUTIVE COMPENSATION

The following table sets forth all compensation received from the Company for the three fiscal years ended December 31, 2004, by the Company’s Chief Executive Officer and the four most highly paid executive officers who were serving as executive officers at the end of 2004.

Summary Compensation Table

			Annual Compensation		Long-term Compensation Awards
Name and Principal Position	Age	Year	Salary(1)	Bonus	Number of securities underlying Options(#)(2)	All other Compensation(3)
Patricia L. Moss	51	2004	$275,000	$232,688	17,129	$185,072
President & CEO		2003	260,000	265,709	25,840	76,442
Cascade Bancorp/		2002	260,000	271,881	13,500	72,208
CEO, Bank of the Cascades/
Director

Michael J. Delvin	56	2004	$200,000	$135,125	9,787	90,361
Executive Vice President &		2003	177,000	156,475	13,077	49,068
COO/Cascade Bancorp/		2002	169,500	156,456	9,000	46,917
President & COO/
Bank of the Cascades

Gregory D. Newton	53	2004	$154,000	$97,700	7,320	$ 62,315
Executive Vice President/		2003	142,000	118,745	9,762	34,257
Chief Financial Officer/Secretary		2002	130,000	118,190	6,750	32,520

Frank R. Weis	54	2004	$140,500	$92,300	6,455	$ 68,462
Executive Vice President/		2003	122,000	110,745	7,951	32,333
Credit Administrator		2002	112,000	110,140	6,000	31,301

Peggy L. Biss	46	2004	$138,000	$91,280	6,382	$ 44,688
Executive Vice President/		2003	120,000	109,945	7,880	23,844
Human Resources		2002	110,000	109,440	6,000	23,379

(1)	Includes amounts contributed by the named executive officer to the deferred compensation plan and 401(k) profit sharing plan.
(2)	Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.
(3)	Beginning in 2004, the Board adopted a SERP Plan for certain key executives. The increase in 2004 for the named executives is largely a result of this new SERP Plan. Other elements of this category include the Company’s contributions to the 401(k) profit sharing plan and accrued earnings related to the salary continuation plan and certain executive perquisites. See “Benefits — 401(k) Profit Sharing Plan and Other Benefit Plans.”

CONTINGENT COMPENSATION AGREEMENTS

The Company has entered into change of control agreements with certain officers including those listed in the Executive Compensation table. In the event of a change of control and a material adverse change in employment within one year of the change of control, the agreements pay an amount equal to a percentage of the “annualized includable compensation for the base period” as that term is defined in Section 280(G)(d) of the internal Revenue Code of 1986 as amended (“Code”) or any successor section. The agreements also provide for the continuation of medical, dental, disability and life insurance benefits for one year. In addition, each officer shall become one hundred percent (100%) vested as to all stock options. The change of control provisions in the agreement for Moss pays an amount equal to two and one-half (2-1/2) times, Delvin pays an amount equal to two (2) times, Weis, Newton and Biss pay one and one-half (1-1/2) times of their “annualized includable compensation for the base period.”

STOCK OPTIONS

The following table sets forth information regarding options for the purchase of the Company’s Common Stock, which were granted during 2004 to the executive officers named in the Executive Compensation summary table.

Option Grants in Fiscal 2004

	Individual Grants
					Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of securities underlying options granted	% of total options granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	1%	10%
Patricia L. Moss	17,129	12.8%	$16.20	01/20/2014	$174,512	$442,247
Michael J. Delvin	9,787	7.3%	$16.20	01/20/2014	$ 99,711	$252,688
Gregory D. Newton	7,320	5.5%	$16.20	01/20/2014	$ 74,577	$188,992
Frank R. Weis	6,455	4.8%	$16.20	01/20/2014	$ 65,764	$166,660
Peggy L. Biss	6,382	4.8%	$16.20	01/20/2014	$ 65,020	$164,775

The following table sets forth information regarding option holdings for the year ended December 31, 2004 with respect to the executive officers named in the Executive Compensation summary table.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of unexercised Options at FY-End(#)		Value of unexercised in-the-money Options at FY-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patricia L. Moss	24,701	$387,312	152,017	28,086	$2,167,746	$197,634
Mike Delvin	13,612	$187,916	44,561	15,321	$ 548,637	$105,068
Gregory D. Newton	—	—	60,736	11,210	$ 787,208	$ 76,569
Frank R. Weis	12,251	$186,705	69,561	9,456	$ 974,134	$ 64,187
Peggy L. Biss	13,473	$221,351	81,812	9,295	$1,199,479	$ 63,075

(1)	On December 31, 2004, the fair market value of the Company’s Common Stock was $20.22. For purposes of the foregoing table, stock options with an exercise price less than the fair market value are considered to be “in-the-money” and are considered to have a value equal to the difference between the fair market value and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the status of option grants under the Company’s stock option plans as of December 31, 2004:

Plan Category	# of Securities to be issued on exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	# of securities remaining available for future issuance under plan (excluding securities in column (a) (c)
Equity compensation plans approved by security holders	1,030,751	$8.33	395,778
Equity compensations plans not approved by security holders	None	N/A	N/A
Total	1,030,751	$8.33	395,778

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee consists of three outside directors, each of whom is determined to be independent for audit committee purposes as defined by the NASDAQ Listing Standards. The Board has affirmed that each member of the Audit Committee has no material relationship with the Company that would jeopardize the directors’ ability to exercise independent judgment. The Committee operates under a written charter adopted by the Board. Committee members include independent directors Gary Hoffman (Chair), Gary Capps and Ryan Patrick, CPA. Director Patrick has been determined to be qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K and as defined in NASDAQ listing standards.

The Audit Committee provides assistance to the Board in fulfilling their oversight responsibilities relating to corporate accounting and reporting practices of the Company toward assurance of the quality and integrity of its consolidated financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee, review and appraise the audit activities of the Company’s independent accountants and internal auditing function, maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function. The Audit Committee met 7 times during the 2004 fiscal year.

The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to the Company, as prescribed by the Sarbanes-Oxley Act of 2002, thus payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that the Company must provide to it, and has determined that such amounts are sufficient to carry out its duties.

The Audit Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company’s system of internal controls, as promulgated in section 404 of the Sarbanes-Oxley Act of 2002. The committee monitors and evaluates management’s 404 project. This project identifies significant financial statement elements and related accounting and business processes, determines key controls within such processes that are integral to the system of internal controls. Upon such determination, the committee reviews the scope and results of management’s testing of key controls, and inspects documentation of management’s findings and conclusions as to the effectiveness of, or significant deficiencies in, the system of controls. The committee supervises independent auditor engagement to attest to the effectiveness of management’s evaluation of the Company’s system of internal controls, and monitors auditor findings as to deficiencies in the system of controls, if any.

With respect to the year ended December 31, 2004, in addition to its other work, the Committee:

•	Reviewed and accepted management’s report as to the effectiveness of the system of internal controls; inspected related independent auditor attestation, and found no significant control deficiencies or material weaknesses requiring disclosure per section 404 of the Sarbanes Oxley Act.

•	Reviewed and discussed with management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2004 and the year then ended;

•	Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements;

•	Received from Symonds, Evans & Company, P.C. written affirmation of their independence. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

The Committee recommended, based on the review and discussion summarized above, that the Board include the audited consolidated financial statements in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE

Gary L. Hoffman, Chair
Gary L. Capps
Ryan R. Patrick

INDEPENDENT AUDITOR

Symonds, Evans & Company, P.C. (“Symonds”) served as the Company’s independent auditors for the fiscal year ended December 31, 2004. A representative of Symonds will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires. Aggregate fees billed to the Company by Symonds, Evans & Company P.C. for the fiscal years ended 2004 and 2003 were as follows:

	Fiscal year ended
	2004	2003
Audit fees	$75,000	$72,110
Audit-related fees	120,020	57,906
Tax fees	5,000	16,879
All other fees	1,618	—
Total fees	$201,638	$146,895

Audit Fees

Audit fees related to the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years.

Audit-Related Fees

Audit-related fees related to 2004 primarily included fees for audit procedures related to Section 404 of the Sarbanes-Oxley Act and the Company’s 401K Profit Sharing Plan. Audit-related fees for 2003 were primarily due to due diligence and review as related to acquisition of Community Bank of Grants Pass, fees in connection to FDICIA requirements, as well as fees for auditing the Company’s 401K Profit Sharing Plan.

Tax Fees

Tax related fees in both 2004 and 2003, were primarily for work related to Company estimated payments and tax returns.

All Other Fees

All other fees related to 2004 primarily included research issues. No other fees were paid in 2003.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for assuring the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant. Any non-audit services provided by the accountant must be pre-approved by the Audit Committee and must not be included in the list of non-audit services not allowed by regulation or statute.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. All Directors except Moss currently serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter which is available to shareholders on the Company’s website at www.botc.com.

The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board the director nominees for election at the annual meeting of shareholders. The Committee recommends to the Board the director nominees to fill interim director vacancies. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of directors.

Shareholder Communication with the Board of Directors

The Nominating and Corporate Governance Committee is responsible to implement a process whereby shareholders may recommend director candidates to the Nominating Committee, consistent with regulations promulgated by SEC and exchange requirements. The Committee will evaluate and assess all prospective nominees under the same deliberative process. Shareholder recommendations will receive neither more nor less priority or attention within this deliberative process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. The shareholder must include sufficient information as to qualifications and background to establish the credentials of the candidate. The Committee requires evidence that candidate qualifications meet the criteria and considerations as outlined in the Nominating Committee Charter or as published by the Company from time to time. Deadline for receipt of such recommendations for the 2006 Annual Meeting is no later than November 15, 2005. Refer to the Nominating and Corporate Governance Charter at the Company’s Web site www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the Board.

CODE OF CONDUCT AND ETHICS

The Company has adopted a written Code of Conduct that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct mandates accountability for adherence to the Code, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code reasonably deters wrongdoing by directors, officers and employees. The Code includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2004, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.2 million, which represented approximately 1.3% of the Company’s consolidated stockholders’ equity at that date.

James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp Petersen LLP, and serves as general counsel to the Company and the Bank.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s Common Stock file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2003, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 2004 on a timely basis, with the exception of three Form 4’s that were filed late. One form had transactions involving purchases totaling 25,000 shares, one form was for the exercise of stock options totaling 3,125 shares and the third form was for the purchase of 1,000 shares.

ITEM 2. APPROVAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM
20,000,000 TO 35,000,000

The purpose of the amendment to the Articles of Incorporation is to enable shares to be issued in connection with future stock splits, stock dividends, exercise of options, or for other corporate purposes as approved by the Board. The Company has no current plans for such issuance or usage.

The Company is currently authorized to issue up to 20,000,000 shares of common stock. Of these authorized shares (as of the Record Date for the Annual Meeting) there were approximately 16,826,000 shares outstanding, and approximately 1,017,000 shares that are issuable upon exercise of outstanding options under the Company’s stock option plans. The increase in outstanding shares has occurred primarily through a series of nine stock splits and/or stock dividends paid to shareholders since 1994. Outstanding shares of common stock and issuable option shares now represent approximately 89% of the 20,000,000 authorized.

The Board believes that it is desirable to increase the number of authorized shares of Common Stock. This action will provide the Company with flexibility in the future by assuring the availability of sufficient authorized but unissued Common Stock for valid corporate purposes such as stock splits, stock dividends, exercise of options, or for other corporate purposes.

The newly authorized shares of Common Stock would be available for issuance without further action by shareholders except as required by law, regulation, or as limited by rules promulgated by the Nasdaq National Stock market.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

INFORMATION AVAILABLE TO SHAREHOLDERS

The Company’s 2004 Annual Report including Form 10-K is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or Email cascades@botc.com.

Effective December 2004, American Stock Transfer & Trust Company became the Company’s stock transfer agent. American Stock Transfer and Trust Company contact information: 59 Maiden Lane, New York, New York 10038. Phone: 888-777-0321 and Website: www.amstock.com.

Information available on Company’s website:    All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investment Information” on the left side of the screen). Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than November 15, 2005. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Exchange Act.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or fax. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company’s stock to execute proxies.

By Order of the Board of Directors

Gregory D. Newton
SECRETARY

Bend, Oregon
March 16, 2005

1100 NW WALL STREET
P.O. BOX 369
BEND, OREGON 97709

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cascade Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CSCBN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASCADE BANCORP

1.	ELECTION OF DIRECTORS: (The Board of Directors recommends a vote “FOR” all nominees listed below)				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

	NOMINEES:	01) Gary L. Capps 02) James E. Petersen 03) Ryan R. Patrick

								For	Against	Abstain

2.
APPROVAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 20,000,000 TO 35,000,000: (Directors recommend a vote “FOR” this proposal)
								☐	☐	☐

3.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

			Yes	No				Yes	No

Please indicate if you plan to attend this meeting			☐	☐	Please indicate if you would like to keep your vote confidential under the current policy			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

1100 NW WALL STREET BEND, OREGON 97701	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints GARY L. CAPPS and PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on April 25, 2005, at 5:30 p.m. PDT, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2)

Please sign exactly as the name appears on the reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or Limited Liability Company, then please sign in the entity name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.